Exhibit 99.1
PINNACLE ENTERTAINMENT THIRD QUARTER REVENUES RISE 7.2% TO $295.9
MILLION AND OPERATING INCOME INCREASES TO $37.5 MILLION
— Record results at L’Auberge Lake Charles and St. Louis Drive Consolidated
Adjusted EBITDA Increase of 16.3% to $68.7 Million, Net of Charges and Items
Affecting Comparability —
— Income from Continuing Operations Improves to $11.8 million —
LAS VEGAS, NV, October 27, 2011 — Pinnacle Entertainment, Inc. (NYSE: PNK) today reported financial results for the third quarter ended September 30, 2011, as summarized in the table below. Third quarter revenues increased 7.2%, or $20.0 million, to $295.9 million from $275.9 million in the third quarter of 2010. Consolidated Adjusted EBITDA(1) increased 16.3%, or $9.6 million, to $68.7 million, including several charges and items that affected comparability with the year ago period that are detailed on the next page, versus $59.0 million in the 2010 third quarter. Income from continuing operations was $11.8 million compared to $1.0 million in the prior year period and operating income increased $14 million year over year to $37.5 million. In addition, the Company is restating its 2011 second quarter results due to an accounting adjustment related to player loyalty program expenses, which is discussed in detail further in this release. Notwithstanding this non-cash accounting adjustment for mychoice related reward and incentive expenses, the Company continues to administer the program in the same practical format, and at the same associated cost, as indicated in its prior disclosure.
Summary of Third Quarter Results

	Three Months Ended
	September 30,
($ in thousands, except per share data)	2011	2010
Net revenues	$295,853	$275,898
Consolidated Adjusted EBITDA (1)	$68,656	$59,033
Consolidated Adjusted EBITDA margin (1)	23.2%	21.4%
Income from continuing operations	$11,779	$1,021
Income from continuing operations margin	4.0%	0.4%
Operating income (2)	$37,492	$23,521
GAAP net income (loss) (3)	$(790)	$(766)
Diluted net earnings (loss) per share (3)	$(0.01)	$(0.01)
Adjusted income (loss) per share (4)	$0.23	$0.08

(1)	For a further description of Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin, please see the section entitled “Non-GAAP Financial Measures” and the reconciliations below.

(2)
Operating income in 2011 third quarter is inclusive of $1.3 million of impairments and write-downs and operating income in 2010 third quarter is inclusive of $5.1 million of impairments and write-downs.

(3)
GAAP net income and diluted income per share in 2011 third quarter includes a loss of $12.6 million, or $(0.20) per share, net of taxes, from discontinued operations as described below and a loss of $0.5 million, or $(0.01) per share, related to the Company’s 26% equity interest in Asian Coast Development (Canada) Ltd. GAAP net loss and diluted net loss per share in 2010 third quarter include a loss of $1.8 million, or $(0.03) per share, net of taxes, from discontinued operations.

(4)	For a further description of Adjusted income (loss) per share, please see the section entitled “Non-GAAP Financial Measures” and the reconciliations below.

Total net revenues and Consolidated Adjusted EBITDA in the 2011 third quarter were affected by the following charges and items:
•
Net revenue and Adjusted EBITDA(2) for Boomtown New Orleans was impacted by the property’s closure for several days over Labor Day weekend due to Tropical Storm Lee and subsequent flooding disruption in the region. Based upon the property’s performance over comparable days in the year-ago period, management estimates Boomtown New Orleans Adjusted EBITDA was negatively impacted by approximately $0.9 million due to this closure and disruption.

•
Adjusted EBITDA for Belterra Casino Resort and River Downs were impacted by unusually high medical claim expenses of $0.5 million and $0.3 million, respectively. Belterra’s Adjusted EBITDA in the 2010 third quarter included a one-time benefit of $0.8 million from the resolution of a tax matter, affecting comparability with the 2011 third quarter.

•
During the quarter, Boomtown Reno was classified as a discontinued operation. The Company recorded a non-cash charge of approximately $11.9 million or $0.19 per share to write-down the assets. The property generated $12.0 million in revenue and $1.0 million in Adjusted EBITDA in the 2011 third quarter and $11.9 million in revenue and $1.2 million in Adjusted EBITDA in the 2010 third quarter. Prior year results in this press release have been adjusted to reflect Boomtown Reno as a discontinued operation. The Company is currently in negotiations to sell Boomtown Reno and the majority of its adjoining acreage.

Anthony Sanfilippo, president and chief executive officer of Pinnacle Entertainment, commented, “On an operating basis, Pinnacle had another very strong quarter led by record performances at our L’Auberge Lake Charles and St. Louis properties. While several charges and other items affected year over year comparability, our third quarter results again highlight the effectiveness of our revenue growth and operational improvement initiatives.
“Adjusting for the Boomtown New Orleans closure and a one-time tax benefit at Belterra in the year-ago quarter, Pinnacle’s overall property level Adjusted EBITDA improved 15.7% year over year, or $10.3 million, to $75.7 million. Corporate expense declined 14.2%, or $1.0 million, compared to the year ago period and operating profitability continues to improve.
“This performance continues to demonstrate that our strategies to elevate the guest experience at our properties, leverage the industry-unique benefits of our mychoice guest loyalty program, and a team-wide commitment to implementing operational best practices are driving profitable revenue growth. At the same time, Pinnacle’s strong operating results provide a solid foundation and financial flexibility for the Company to build shareholder value from our diversified, return-focused growth pipeline.”
Third quarter revenue and Consolidated Adjusted EBITDA growth was primarily driven by the continued solid performance of the Company’s St. Louis segment, which consists of Lumière Place and River City Casino, and at L’Auberge Lake Charles.
The Company’s St. Louis segment continues to ramp-up. Net revenues for the St. Louis segment increased 6.6% and Adjusted EBITDA rose 30.2%, or $5.2 million, to $22.3 million. Adjusted EBITDA margin of 22.7% for the St. Louis segment compares to 18.6% in the prior year period.
Revenues for L’Auberge Lake Charles rose 12.8%, or $11.1 million, to a quarterly property record $98.2 million. Adjusted EBITDA rose 24.3% to $29.7 million. L’Auberge Lake Charles Adjusted EBITDA margin of 30.2% compares to 27.4% in the year-ago period, an increase of 279 basis points year over year.

Revenues for Belterra Casino Resort rose 3.6% to $42.1 million, while Adjusted EBITDA for the property declined 8.7% to $8.7 million from $9.5 million in the year ago period. Belterra’s Adjusted EBITDA margin declined 276 basis points year over year to 20.6%. Several items affected these results, as Belterra’s Adjusted EBITDA in the current period includes a $0.5 million charge related to abnormally high medical claim expenses, while the year ago period included a $0.8 million one-time benefit from the resolution of a tax matter.
Boomtown New Orleans Adjusted EBITDA declined 3.6% on a 6.1% decrease in revenues. During the 2011 third quarter, Boomtown New Orleans was closed for several days over the Labor Day weekend due to Tropical Storm Lee and subsequent flooding disruption in the region. Boomtown Bossier City’s Adjusted EBITDA and revenue declined 8.5% and 2.8%, respectively.
River Downs Racetrack in Cincinnati, which was acquired in the first quarter of 2011, with the intention to renovate it as a video lottery terminal (“VLT”) facility, contributed $3.9 million in revenues and an Adjusted EBITDA loss of $0.7 million in the 2011 third quarter. River Downs recognized a $0.3 million charge during the 2011 third quarter related to abnormally high medical claim expenses.
Successfully Improving Operating Results
Mr. Sanfilippo commented, “Our commitment to offer best-in-market entertainment and hospitality experiences for our guests combined with the industry’s most innovative casino loyalty program is improving our competitive position across our property portfolio. Our St. Louis segment and L’Auberge Lake Charles are consistently achieving record or near their highest-ever levels of monthly market share as guests increasingly choose these properties as their preferred gaming entertainment destinations.
“With the appointment of new general managers at each of our properties over the last 18 months, we are taking fresh company-wide approaches to what drives higher levels of guest satisfaction and consistently refining offerings to meet consumers’ specific needs in each market. These changes include prudent re-investment in property enhancements, a fine-tuning of property amenities and our commitment to keep our gaming floors fresh and exciting. Taken collectively, this focus has been successful in distinguishing Pinnacle’s properties from the competition.
“Pinnacle’s mychoice guest loyalty program was re-launched earlier this year and continues to be very favorably received. While still relatively early in its implementation, the enhanced mychoice program is accomplishing our primary goals of increasing play consolidation at our properties and attracting new, in-market customers while improving yields from our marketing and promotional activities and budget.
“In addition, by leveraging management expertise across multiple properties in Louisiana and at our St. Louis, Belterra and River Downs properties through our shared services initiatives, we continue to create synergies that are driving higher levels of operational excellence. As a result of our comprehensive approach to growing revenues and implementing operational best practices, we are generating steady increases in spend per visit, particularly in our most profitable customer tiers, as well as operating margin improvements which together result in profitable revenue growth.”

Restating 2011 Second Quarter Financials
During the re-launch of the Company’s mychoice program in the 2011 second quarter, the Company expensed costs associated with the program as incurred, or as benefits were enjoyed by program members. Previously reported 2011 second quarter financial results reflected this accounting treatment. During the 2011 third quarter, upon further review of the applicable accounting guidance, the Company determined that a methodology change and adjustment was required. The change in the accounting methodology of mychoice has no cash implications on the actual incurrence of costs related to the program.
In the adjustment, all benefits given to members under the re-launched mychoice program are expensed immediately in the 2011 second quarter. This expense adjustment relates to benefits enjoyed by customers during 2011, as well as 2012 and in some instances part of 2013. The Company is also expensing anticipated costs related to providing 2012 benefits during 2011, as customers accumulate points under the program towards next year’s status level. As a result, the Company is restating its financial results for the 2011 second quarter to conform to this change.
These adjustments resulted in an additional expense of $10.2 million to 2011 second quarter previously reported financial statements. The Company intends to file amended financial statements in a Form 10-Q/A for the quarterly period ended June 30, 2011. The nine months ending September 30, 2011 financial data in this release reflects these adjustments.
Notwithstanding the non-cash adjustment for mychoice related reward and incentive expenses, the Company continues to administer the program in the same practical format, and at the same associated cost, as indicated in its prior disclosure.
Development Pipeline
“Pinnacle’s improving operating results, solid balance sheet, significant free cash flow and capital structure, which has no near term maturities, provides the Company with the flexibility to address our development pipeline of return-focused opportunities within our portfolio and other expansion projects,” said Carlos Ruisanchez, executive vice president and chief financial officer of Pinnacle Entertainment.
“Pinnacle is successfully executing on revenue and operating cash flow growth strategies that are benefiting our current operations. Our portfolio of development projects will diversify our operations and provide favorable returns on invested capital. We remain focused on operational excellence and the pursuit of potential new opportunities to create additional value for shareholders.
“L’Auberge Casino & Hotel Baton Rouge remains on track to open in summer 2012. We believe our facility will be best-in-class in the regional market and will contribute meaningfully to our operating results.”
Construction of the facility is moving at a faster pace since waters on the Mississippi river subsided earlier in the third quarter to allow construction to resume on the hotel and casino. Reflecting the combination of nearly seven months in construction disruption and previously unanticipated site preparation work recently mandated by the Army Corps of Engineers following historically high river levels earlier in the year, management expects the construction budget for L’Auberge Casino & Hotel Baton Rouge to increase by up to 3.0% from the prior budget of $357 million. As of September 30, 2011, approximately $110 million of the budget had been invested. A complete project fact sheet and project webcam can be found at www.pnkinc.com under the “New Developments” section.

Ruisanchez added, “Plans to redevelop River Downs Racetrack in southeast Cincinnati, into a premier racing and gaming entertainment destination that is planned to include up to 2,500 VLTs and new amenities, continue to progress. Timing will be dependent upon, among other things, the finalization of authorization of VLTs in Ohio.
“We also recently announced an $82 million River City expansion that includes a new 200-room hotel, a covered parking structure with approximately 1,700 spaces and a 10,000 square foot multi-purpose event center. These enhancements address both property-specific and broader market needs and will further elevate the level of guest amenities and entertainment options offered. The Company plans to stagger construction to minimize customer disruption and expects to begin work on the parking structure in the first quarter of 2012.
The Company also completed its previously announced transaction with Asian Coast Development (Canada) Ltd. during the third quarter, where for total consideration of $95 million it acquired a 26% ownership stake in ACDL and secured a long-term management contract for a second gaming integrated resort on the Ho Tram Strip in Southern Vietnam. The first phase of the development, which will be the first fully integrated resort project in the country and will be managed by MGM International, is expected to open by the end of the first quarter of 2013. The Ho Tram Strip investment provides the Company with an attractive, unique entry to the fast-growing Southeast Asian gaming market and management believes it will also serve as a platform for future opportunities in this very attractive market.”
Additional Recent Developments
•
In August, the Company entered into an amended and restated revolving credit agreement. Among other changes, the size of the credit facility was increased from $375 million to $410 million and the maturity date was extended from March 2014 to August 2016. Additionally, the effective interest rate was reduced throughout the pricing grid, with a current interest rate of 250 basis points over LIBOR compared to the previous effective interest rate of 375 basis points over LIBOR.

•
During the quarter, the Company made open market purchases, at par and from cash on hand, of $10.0 million of its outstanding 7.5% Senior Subordinated Notes due 2015. The Company recorded a $0.2 million loss on early extinguishment of debt as a result of these transactions, related to the partial write off of unamortized deferred financing fees.

•
Effective in the third quarter of 2011, the Company classified Boomtown Reno as a discontinued operation and recorded a non-cash charge of $11.9 million to write-down the related assets. Prior year results in this press release have been restated to reflect Boomtown Reno as a discontinued operation. While a definitive agreement is yet to be reached, the Company is currently in negotiations for the sale of the Boomtown Reno’s casino-resort operations and adjoining acreage.

Liquidity
At September 30, 2011, the Company had approximately $83.3 million in cash and cash equivalents, an estimated $65 million of which is used in day-to-day operations. As of the end of the 2011 third quarter, $32 million of the Company’s $410 million credit facility was drawn and approximately $9.8 million of letters of credit were outstanding.
Interest Expense
Gross interest expense before capitalized interest was $27.1 million in the 2011 third quarter versus $28.0 million in the prior-year period. Capitalized interest in the 2011 third quarter, related to the Company’s L’Auberge Baton Rouge growth project and ACDL investment was $2.9 million. There was minimal capitalized interest in the prior-year period.

Discontinued Operations
Discontinued operations consist of the Company’s Atlantic City, New Jersey and Boomtown Reno assets, which are being marketed for sale; its former President Riverboat Casino in St. Louis, Missouri; its former Casino Magic Argentina operations; its former Casino Magic Biloxi, Mississippi operations; and its former Bahamian operations. For the three months ended September 30, 2011, the Company recorded a loss of $12.6 million, net of income taxes, related to its discontinued operations. This loss reflects the write-down of assets in Boomtown Reno totaling $11.9 million in the third quarter. For the prior-year period, the Company recorded a loss of $1.8 million, net of income taxes, related to its discontinued operations.
Investor Conference Call
The Company will hold a conference call for investors today, Thursday, October 27, 2011, at 10:00 a.m. ET (7:00 a.m. PT) to discuss its 2011 third quarter financial and operating results. Investors may listen to the call by dialing (888) 792-8395 or, for international callers, (706) 679-7241. Investors may also listen to the conference call live over the Internet at www.pnkinc.com.
A replay of the conference call will be available shortly after the conclusion of the call through November 10, 2011 by dialing (800) 585-8367 or, for international callers, (404) 537-3406. The code to access the replay is 17838973. The conference call will also be available for replay at www.pnkinc.com.
(1) Non-GAAP Financial Measures
Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDA margin, Adjusted net income (loss), and Adjusted income (loss) per share are non-GAAP measurements. The Company defines Consolidated Adjusted EBITDA as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, loss on early extinguishment of debt, gain (loss) on sale of equity security investments, minority interest and discontinued operations. The Company defines Adjusted net income (loss) as net income (loss) before pre-opening and development expenses, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, gain (loss) on early extinguishment of debt, minority interest and discontinued operations. The Company defines Adjusted income (loss) per share as net income (loss) before pre-opening and development expenses, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, gain (loss) on early extinguishment of debt, minority interest and discontinued operations divided by the number of shares of the Company’s common stock outstanding. The Company defines Consolidated Adjusted EBITDA margin as Consolidated Adjusted EBITDA divided by revenues on a consolidated basis. Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definition based on historical activity.
The Company uses Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin as relevant and useful measures to compare operating results between accounting periods. The presentation of Consolidated Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of its business. Consolidated Adjusted EBITDA is specifically relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges and financing costs of such projects. Management eliminates the results from discontinued operations as they are discontinued. Management also reviews pre-opening and development expenses separately, as such expenses are also included in total project costs when assessing budgets and project returns, and because such costs relate to anticipated future revenues and income. Management believes some investors consider Consolidated Adjusted EBITDA to be a useful measure in determining a company’s ability to service or incur indebtedness and for estimating a company’s underlying cash flows from operations before capital costs, taxes and capital expenditures. Consolidated Adjusted EBITDA also approximates the measures used in the debt covenants within the Company’s debt agreements. Consolidated Adjusted EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using other comparative measures to assist in the evaluation of operating performance.

Adjusted net income (loss) is presented solely as supplemental disclosure, as this is one method that management reviews and uses to analyze the performance of its core operating business. For many of the same reasons mentioned above relating to Consolidated Adjusted EBITDA, management believes Adjusted net income (loss) and Adjusted income (loss) per share are useful analytic tools as they enable management to track the performance of its core casino operating business separate and apart from factors that do not impact decisions affecting its operating casino properties, such as impairments of intangible assets or costs associated with the Company’s development activities. Management believes Adjusted net income (loss) and Adjusted income (loss) per share are useful to investors since these adjustments provide a measure of performance that more closely resembles widely used measures of performance and valuation in the gaming industry. Adjusted net income (loss) and Adjusted income (loss) per share do not include the costs of the Company’s development activities, certain asset sale gains, or the costs of its refinancing activities, but the Company compensates for these limitations by using other comparative measures to assist in evaluating the performance of its business.
EBITDA measures, such as Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin, and Adjusted net income (loss) are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the attached “supplemental information” tables for a reconciliation of Consolidated Adjusted EBITDA to Income (loss) from continuing operations, a reconciliation of GAAP net income to Adjusted net income (loss), a reconciliation of GAAP income (loss) per share to Adjusted income (loss) per share and a reconciliation of Consolidated Adjusted EBITDA margin to Income (loss) from continuing operations margin.
(2) Adjusted EBITDA and Adjusted EBITDA Margin for Operating Segments
The Company defines Adjusted EBITDA for each operating segment as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, gain (loss) on sale of certain assets, gain (loss) on early extinguishment of debt, gain (loss) on sale of discontinued operations, and discontinued operations. The Company defines Adjusted EBITDA margin for each operating segment as Adjusted EBITDA divided by revenues. The Company uses Adjusted EBITDA and Adjusted EBITDA margin to compare operating results among its properties and between accounting periods.
About Pinnacle Entertainment
Pinnacle Entertainment, Inc. owns and operates seven casinos, located in Louisiana, Missouri, Indiana and Nevada, and a racetrack in Ohio. Pinnacle is also developing L’Auberge Casino & Hotel Baton Rouge and also owns a 26% stake in Asian Coast Development (Canada) Ltd., an international development and real estate company currently developing Vietnam’s first large-scale integrated resort.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding the Company’s future operating performance; future growth; ability to implement strategies to improve revenues and operating margins at the Company’s properties; ability to successfully implement marketing and branding programs to increase revenue at the Company’s properties; continued operating improvement at the Company’s St. Louis properties and anticipated milestones; completion and opening schedule of the Company’s various project; the facilities, features and amenities of the Company’s various project; the possibility for video lottery terminals becoming operational at Ohio racetracks; the ability of the Company to develop a new gaming and entertainment facility at River Downs; the ability of the Company to enter into an agreement to sell Boomtown Reno; the ability to sell or otherwise dispose of discontinued operations, the Ho Tram Strip, potential growth for ACDL and potential growth of the gaming markets in Vietnam and throughout Asia, the completion of the first integrated resort of the Ho Tram Strip, the expected returns of the Company’s various development projects and investments, and the ability of the Company to borrow as it constructs its various projects under its Credit Facility, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) the Company’s business may be sensitive to reductions in consumers’ discretionary spending as a result of downturns in the economy; (b) the global financial crisis may have an impact on the Company’s business and financial condition in ways that the Company currently cannot accurately predict; (c) significant competition in the gaming industry in all of the Company’s markets could adversely affect the Company’s profitability; (d) the Company will have to meet the conditions for receipt or maintenance of gaming licensing approvals for the Baton Rouge project, some of which are beyond its control; (e) many factors, including the escalation of construction costs beyond increments anticipated in its construction budget and unexpected construction delays, could prevent the Company from completing its Baton Rouge project within budget and on time and as required by the conditions of the Louisiana Gaming Control Board; (f) video lottery terminals may not become operational at Ohio’s racetracks; (g) the terms of the Company’s credit facility and the indentures governing its senior and subordinated indebtedness impose operating and financial restrictions on the Company; (h) the Company may not enter into agreements to sell Boomtown Reno and its adjoining acreage, and may experience delays in entering into an agreement due to circumstances beyond its control; (i) the Company may not realize gains on the Company’s investment in ACDL; the Company’s involvement in Vietnam could expose us to risks associated with violations of the Foreign Corrupt Practices Act or applicable anti-money laundering regulations, which could have a negative impact on the Company; (j) many factors, including the escalation of construction costs beyond increments anticipated in construction budgets, could prevent ACDL from completing its Ho Tram development project within budget and on time and as required by the conditions of its certificate in Vietnam; (k) ACDL will have to obtain all necessary approvals for completing the Ho Tram development project, including gaming and regulatory approvals, some of which are beyond its control; and (l) other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.
Belterra, Boomtown, Casino Magic, L’Auberge, Lumière Place, River City, and River Downs are registered trademarks of Pinnacle Entertainment, Inc. All rights reserved.

Investor Relations	Media Relations

Vincent Zahn	Kerry Andersen

VP, Finance and Investor Relations	Director, Public Relations
702/541-7777 or investors@pnkmail.com	337/395-7631 or kandersen@pnkmail.com
Richard Land, Jim Leahy
Jaffoni & Collins Incorporated
212/835-8500 or pnk@jcir.com
— financial tables follow —

Pinnacle Entertainment, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data, unaudited)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2011	2010	2011	2010
Revenues:
Gaming	$254,548	$240,344	$755,580	$696,623
Food and beverage	18,665	17,827	53,027	49,155
Lodging	11,505	10,785	29,165	28,374
Retail, entertainment and other	11,135	6,942	27,641	18,684

	295,853	275,898	865,413	792,836

Expenses and other costs:
Gaming	142,612	136,199	428,499	394,081
Food and beverage	18,423	17,262	53,042	49,395
Lodging	5,534	6,036	15,864	16,639
Retail, entertainment and other	6,802	2,845	16,601	8,303
General and administrative	55,445	55,777	166,878	166,173
Depreciation and amortization	25,770	27,939	77,886	81,936
Pre-opening and development costs	2,465	1,201	7,174	12,171
Impairment of indefinite-lived intangible assets	—	—	—	11,500
Impairment of land and construction costs	—	4,773	—	23,164
Write-downs, reserves and recoveries, net	1,310	345	7,930	(4,048)

	258,361	252,377	773,874	759,314

Operating income	37,492	23,521	91,539	33,522
Other non-operating income	127	68	290	224
Interest expense, net of capitalized interest	(24,161)	(27,923)	(76,001)	(76,292)
Loss on early extinguishment of debt	(183)	—	(183)	(1,852)
Income (loss) from equity method investment	(544)	—	(544)	—

Income (loss) from continuing operations before income taxes	12,731	(4,334)	15,101	(44,398)
Income tax (expense) benefit	(952)	5,355	(2,594)	7,021

Income (loss) from continuing operations	11,779	1,021	12,507	(37,376)
Income (loss) from discontinued operations, net of income taxes	(12,569)	(1,787)	(40,014)	24,039

Net income (loss)	$(790)	$(766)	$(27,507)	$(13,337)

Net income (loss) per common share—basic
Income (loss) from continuing operations	$0.19	$0.02	$0.20	$(0.62)
Income (loss) from discontinued operations, net of income taxes	$(0.20)	$(0.03)	$(0.65)	$0.40

Net income (loss) per common share—basic	$(0.01)	$(0.01)	$(0.45)	$(0.22)

Net income (loss) per common share—diluted
Income (loss) from continuing operations	$0.19	$0.02	$0.20	$(0.62)
Income (loss) from discontinued operations, net of income taxes	$(0.20)	$(0.03)	$(0.65)	$0.40

Net loss per common share—diluted	$(0.01)	$(0.01)	$(0.45)	$(0.22)

Number of shares—basic	62,059	61,128	61,940	60,654
Number of shares—diluted	62,059	61,128	61,940	60,654

Pinnacle Entertainment, Inc.
Condensed Consolidated Balance Sheets
(In thousands, audited)

	September 30,
	2011	December 31,
	(Unaudited)	2010
Assets
Cash and cash equivalents	$83,294	$194,925
Other assets, including restricted cash	280,928	152,277
Land, buildings, riverboats and equipment, net	1,480,485	1,439,521
Assets of discontinued operations held for sale	66,885	97,071

Total assets	$1,911,592	$1,883,794

Liabilities and Stockholders’ Equity
Liabilities, other than long-term debt	$203,929	$189,226
Long-term debt, including current portion	1,199,634	1,176,717
Liabilities of discontinued operations held for sale	11,506	6,928
Deferred income taxes	3,553	3,553

Total liabilities	1,418,621	1,376,424

Stockholders’ equity	492,970	507,370

Total liabilities and stockholders’ equity	$1,911,592	$1,883,794

Pinnacle Entertainment, Inc.
Supplemental Information
Property Revenues and Adjusted EBITDA,
Reconciliation of Consolidated Adjusted EBITDA to Income (Loss) from Continuing
Operations, and Reconciliation of Consolidated Adjusted EBITDA Margin
to Income (Loss) from Continuing Operations Margin
(In thousands, unaudited)

	For the three
	months		For the nine months
	ended September		ended September
	30,		30,
	2011	2010	2011	2010
Revenues
L’Auberge Lake Charles	$98,175	$87,043	$283,103	$257,092
St. Louis (a)	98,406	92,287	288,461	249,479
Boomtown New Orleans	32,144	34,221	102,518	103,236
Belterra Casino Resort	42,056	40,614	117,338	115,829
Boomtown Bossier City	21,114	21,730	65,434	67,192
River Downs (b)	3,927	—	8,460	—
Other	31	3	99	8

Total Revenues	$295,853	$275,898	$865,413	$792,836

Adjusted EBITDA (Loss) (c)
L’Auberge Lake Charles	$29,672	$23,876	$79,520	$69,995
St. Louis (a)	22,343	17,155	63,296	46,811
Boomtown New Orleans	10,254	10,634	34,227	31,676
Belterra Casino Resort	8,675	9,499	21,938	23,669
Boomtown Bossier City	4,626	5,058	14,638	16,270
River Downs (b)	(746)	—	(1,696)	—

	74,824	66,222	211,923	188,421
Corporate expenses	(6,168)	(7,189)	(22,031)	(25,446)

Consolidated Adjusted EBITDA (c)	$68,656	$59,033	$189,892	$162,975

Reconciliation to Income (Loss) from Continuing Operations
Consolidated Adjusted EBITDA	$68,656	$59,033	$189,892	$162,975
Pre-opening and development costs	(2,465)	(1,201)	(7,174)	(12,171)
Non-cash share-based compensation	(1,619)	(1,254)	(5,363)	(4,729)
Impairment of indefinite-lived intangible assets	—	—	—	(11,500)
Impairment of land and construction costs	—	(4,773)	—	(23,164)
Write-downs, reserves and recoveries, net	(1,310)	(345)	(7,930)	4,048
Depreciation and amortization	(25,770)	(27,939)	(77,886)	(81,936)
Other non-operating income	127	68	290	224
Interest expense, net of capitalized interest	(24,161)	(27,923)	(76,001)	(76,292)
Loss on early extinguishment of debt	(183)	—	(183)	(1,852)
Income/loss from equity method investment	(544)	—	(544)	—
Income tax (expense) benefit	(952)	5,355	(2,594)	7,021

Income (loss) from continuing operations	$11,779	$1,021	$12,507	$(37,376)

Consolidated Adjusted EBITDA margin (c)	23.2%	21.4%	21.9%	20.6%
Income from continuing operations margin	4.0%	0.4%	1.4%	(4.7%)

(a)	St. Louis includes operating results at Lumière Place and River City Casino.

(b)	River Downs was acquired on January 28, 2011.

(c)	See discussion of Non-GAAP Financial Measures above for a detailed description of Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin.

Pinnacle Entertainment, Inc.
Supplemental Information

Income (Loss) from Discontinued Operations, Net of Income Taxes
(In thousands, unaudited)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2011	2010	2011	2010
Atlantic City	$(1,429)	$(1,670)	$(26,818)	$(8,656)
Reno	(11,482)	563	(13,215)	(1,199)
President Riverboat Casino	53	(732)	(460)	(6,146)
Casino Magic Argentina	—	—	287	3,363
The Casino at Emerald Bay in The Bahamas	—	(757)	73	(745)
Casino Magic Biloxi	100	1,151	(87)	41,986
Income taxes	189	(342)	206	(4,564)

Income (loss) from discontinued operations, net of income taxes	$(12,569)	$(1,787)	$(40,014)	$24,039

Pinnacle Entertainment, Inc.
Supplemental Information
Reconciliations of GAAP Net Loss to Adjusted Net Income (Loss)
and GAAP Net Loss Per Share to Adjusted Earnings (Loss) Per Share
(In thousands, except per share amounts, unaudited)

	For the three		For the nine
	months		months
	ended September		ended September
	30,		30,
	2011	2010	2011	2010

GAAP net income (loss)	$(790)	$(766)	$(27,507)	$(13,337)
Pre-opening and development costs	2,465	1,201	7,175	12,171
Impairment of indefinite-lived intangible assets	—	—	—	11,500
Impairment of land and construction costs	—	4,773	—	23,164
Write-downs, reserves and recoveries, net	1,310	345	7,930	(4,048)
Loss on early extinguishment of debt	183	—	183	1,852
Adjustment for taxes on above	(1,593)	(2,543)	(6,153)	(17,967)
(Income) loss from discontinued operations, net of income taxes	12,569	1,787	40,014	(24,039)

Adjusted net income (loss) (a)	$14,144	4,797	$21,642	$(10,704)

GAAP net income (loss) per share	$(0.01)	$(0.01)	$(0.45)	$(0.22)
Pre-opening and development costs	0.04	0.02	0.12	0.20
Impairment of indefinite-lived intangible assets	—	—	—	0.19
Impairment of land and construction costs	—	0.08	—	0.38
Write-downs, reserves and recoveries, net	0.02	0.00	0.13	(0.06)
Loss on early extinguishment of debt	0.00	—	0.00	0.03
Adjustment for taxes on above	(0.02)	(0.04)	(0.10)	(0.30)
(Income) loss from discontinued operations, net of income taxes	0.20	0.03	0.65	(0.40)

Adjusted earnings (loss) per share (a)	$0.23	$0.08	$0.35	$(0.18)

Number of shares — diluted	62,059	61,128	61,940	60,654

(a)	See discussion of Non-GAAP Financial Measures above for detailed descriptions of Adjusted net income and Adjusted income per share.
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